                                                                     Exhibit 5.4

                     SUPPLEMENT TO THE ADVISORY AGREEMENT


     This Supplement to the Investment Advisory Agreement dated January 1, 1998, between Acorn Investment Trust, a Massachusetts business trust ("Acorn"), on behalf of its series, Acorn Fund, Acorn International and Acorn USA (the "Funds"), and Wanger Asset Management, L.P., a Delaware limited partnership ("WAM") (the "Agreement"), is made this ___ day of _________, 1998.

                                    RECITALS

     In the Agreement, Acorn appointed WAM as the investment adviser to the Funds.

     The Agreement provides that "if Acorn establishes one or more series in addition to the Funds named above with respect to which it desires to retain WAM as investment adviser hereunder, and if WAM is willing to provide such services under this agreement, Acorn and WAM may add such new series to this agreement, by written supplement to this agreement. Such supplement shall include a schedule of compensation to be paid to WAM by Acorn with respect to such series and such other modifications of the terms of this agreement with respect to such series as Acorn and WAM may agree. Upon execution of such a supplement by Acorn and WAM, that series will become a Fund hereunder and shall be subject to the provisions of this agreement to the same extent as the Funds named above, except as modified by the supplement."

     Acorn has established two new series, designated Acorn Twenty and Acorn Foreign Fifty, respectively, and desires to retain WAM as the investment adviser to each series. WAM is willing to provide such investment advisory services under the Agreement.

     THEREFORE, Acorn and WAM agree:

     1. The series of Acorn designated Acorn Twenty and Acorn Foreign Fifty are Funds under the Agreement.

     2. For the services to be rendered and the expenses to be assumed on behalf of Acorn Twenty and Acorn Foreign Fifty and to be paid by WAM under this agreement, Acorn shall pay to WAM fees accrued daily and paid monthly at the annual rates shown below:

    Fund                                          Rate of Fee
    ----                                          -----------

    Acorn Twenty                                     .90%
    Acorn Foreign Fifty                              .95%

     The fees attributable to each Fund shall be a separate charge to that Fund and shall be the several (and not joint or joint and several) obligation of that Fund.

ATTEST:                                 WANGER ASSET MANAGEMENT, L.P.


                                        By:
---------------------------------          ---------------------------------
Secretary

ATTEST:                                 ACORN INVESTMENT TRUST


                                        By:
---------------------------------          ---------------------------------
Secretary